UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 3, 2013 (March 28, 2013)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant's Business and Operations

Item 1.01     Entry into a Material Definitive Agreement.

On March 28, 2013, Brookdale Senior Living Inc. (the "Company") entered into a Second Amended and Restated Credit Agreement with General Electric Capital Corporation, as administrative agent and lender, and the other lenders from time to time parties thereto. The amended credit agreement amended and restated in its entirety the Company's existing Amended and Restated Credit Agreement dated as of January 31, 2011, as previously amended.  The amended credit agreement extended the maturity date to March 31, 2018 and decreased the interest rate payable on advances and the fee payable on the unused portion of the facility.  The amended credit agreement also provides options to increase the committed amount initially from $230 million to $250 million and thereafter from $250 million to up to $350 million, subject to obtaining commitments for the amount of such increase from acceptable lenders.  The amended credit agreement now also permits reduction of the committed amount or termination of the facility during the last two years of the five year term without payment of a premium or penalty.  No other material terms of the previous credit agreement were amended.

Amounts drawn under the facility will bear interest at 90-day LIBOR plus an applicable margin.   The applicable margin varies with the percentage of the total commitment drawn, with a 3.25% margin at 25% or lower utilization, a 3.75% margin at utilization greater than 25% but less than or equal to 50%, and a 4.25% margin at greater than 50% utilization.  For purposes of determining the interest rate, in no event will LIBOR be less than 0.5% per annum.  The quarterly commitment fee on the unused portion of the facility is now 0.5% per annum.

The revolving line of credit may be used to finance acquisitions and fund working capital and capital expenditures and for other general corporate purposes.

The amended credit facility is secured by first priority mortgages on certain of the Company's communities. The availability under the line will vary from time to time as it is based on borrowing base calculations related to the appraised value and performance of the communities securing the facility.

The amended credit agreement contains typical affirmative and negative covenants, including financial covenants with respect to minimum consolidated fixed charge coverage and minimum consolidated tangible net worth.  A violation of any of these covenants could result in a default under the amended credit agreement, which would result in termination of all commitments under the amended credit agreement and all amounts owing under the amended credit agreement and certain other loan agreements becoming immediately due and payable.

The foregoing summary of certain provisions of the amended credit agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amended credit agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Section 2 — Financial Information

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Second Amended and Restated Credit Agreement as set forth in Item 1.01 of this report is incorporated herein by reference.

Section 7 — Regulation FD

Item 7.01     Regulation FD Disclosure.

On April 3, 2013, the Company issued a press release announcing that the Company had modified its existing revolving credit facility, as described in Item 1.01 of this report.  A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference in its entirety.

The information furnished pursuant to this item (including Exhibit 99.1 hereto) shall not be considered "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth by specific reference in such filing that such information is to be considered "filed" or incorporated by reference therein.

Section 9 — Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

10.1
Second Amended and Restated Credit Agreement, dated as of March 28, 2013, among certain subsidiaries of Brookdale Senior Living Inc., General Electric Capital Corporation, as administrative agent and lender, and the other lenders from time to time parties thereto

99.1	Press Release dated April 3, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	April 3, 2013	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Vice President, Co-General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1
Second Amended and Restated Credit Agreement, dated as of March 28, 2013, among certain subsidiaries of Brookdale Senior Living Inc., General Electric Capital Corporation, as administrative agent and lender, and the other lenders from time to time parties thereto.

99.1	Press Release dated April 3, 2013.